Exhibit 99.1

             Midas Reports Second Quarter Income of $0.17 Per Share;
                        Company Shops Achieve Break-Even


    ITASCA, Ill.--(BUSINESS WIRE)--Aug. 3, 2006--Midas, Inc. (NYSE:MDS) reported net income of $2.6 million--or $0.17 per diluted share--for the second quarter ended July 1, 2006, compared to a loss of $2.5 million--or $0.16 per share--in 2005, when the company recorded significant special items related to the company's exit from exhaust manufacturing.
    During the second quarter of 2006, Midas recorded pre-tax business transformation charges of $0.4 million as part of the system-wide shop re-imaging program. In addition, the company celebrated its 50th anniversary during the second quarter hosting North American and international franchisees at a cost of $1.5 million. Incremental stock option expense under provisions of SFAS 123R was $0.6 million for the quarter. In the second quarter last year, the company recorded special charges of $9.5 million related to its exit from exhaust manufacturing, reported operating losses in the quarter of $0.8 million related to the exhaust distribution business, and recorded gains on asset sales of $1.1 million.

    Adjusted second quarter 2006 and 2005 results were as follows:


                                  Q2 2006               Q2 2005
                            -------------------- ---------------------
                            Oper.   Net    Per   Oper.   Net     Per
($ in millions, except EPS) Income Income Share  Income Income  Share

GAAP Earnings Measures       $6.3   $2.6  $0.17  $(2.0) $(2.5) $(0.16)

Adjustments (reflects non-
 GAAP measures):
  Business transformation
   charges                    0.4    0.2   0.01    9.5    5.7    0.36
  Gains on asset sales          -      -      -   (1.1)  (0.7)  (0.04)
  Losses from Exhaust
   business                     -      -      -    0.8    0.5    0.03
  50th Anniversary
   convention                 1.5    0.9   0.06      -      -       -
  Incremental SFAS 123R       0.6    0.4   0.02      -      -       -
                            ------ ------ ------ ------ ------ -------
Non-GAAP Earnings Measures   $8.8   $4.1  $0.26   $7.2   $3.0   $0.19
                            ------ ------ ------ ------ ------ -------


    Improved profitability despite challenging automotive retail environment

    "Our results this quarter show the financial strength of our franchise business model," said Alan D. Feldman, Midas chairman and chief executive officer. "Despite the current weak retail sales environment, we were able to overcome this headwind and achieve our profit targets through careful management of our expenses."
    After a string of 12 consecutive quarters of positive comparable shop retail sales, the U.S. Midas system reported a decline of 3.8 percent in the second quarter. Sales growth in tires continued to be strong at more than 14 percent, while maintenance revenue continued to grow. However, sales in brakes and exhaust were weak. Comparable shop sales increased by 1.6 percent in Canada.
    "Retail sales remain soft in the U.S. automotive service market as a result of high gas prices and consumer uncertainty," Feldman said. "We continue to believe that consumers are delaying big ticket repair and maintenance expenditures."
    "However, these repairs, including replacement of brakes and exhaust, cannot be deferred forever because of vehicle safety and reliability issues. Therefore, we expect to see an improvement in the service market in the second half of this year," he said.
    "We were disappointed in our second quarter U.S. brake business, which had a decline of 6.4 percent, while shops in Canada recorded an increase of 4.8 percent," Feldman said. "We are realigning our marketing focus in the second half to strengthen our promotional effort on brakes to restore positive momentum in this category, which accounts for more than 40 percent of Midas' retail sales."

    Continued progress in company shops

    The 74 company-operated shops produced a break-even operating performance in the second quarter, up from a loss of $0.4 million in the second quarter of 2005. Sales growth at company shops in Florida continued to be strong as comparable store sales there grew by 7.2 percent in the second quarter.

    Strong cash flow continues


Selected Cash Flow Information ($ in millions)
                                                         2006    2005
Cash provided by operating activities before cash
 outlays for business transformation costs and total
 changes in assets and liabilities                      $13.0   $12.6
Cash outlays for business transformation costs           (3.5)   (1.3)
Total changes in assets and liabilities                   3.9   (12.6)
                                                      ----------------
Net cash provided by (used in) operating activities     $13.4   $(1.3)
                                                      ----------------

Capital investments                                     $(1.5)  $(1.0)
Net retirements of long-term debt and leases             (5.3)   (4.4)
Cash paid for treasury shares                            (7.6)   (4.6)


    For the first six months of fiscal 2006, operating activities provided net cash of $13.4 million, compared to using $1.3 million of cash last year. So far in 2006, the company has spent $3.5 million of cash for business transformation costs. Changes in assets and liabilities created $3.9 million of cash, primarily as a result of the final liquidation of exhaust inventories at the Chicago exhaust warehouse and the deferral of certain payments.
    The company has spent $7.6 million during the first half of 2006 to repurchase 368,000 shares of its common stock as part of a $50 million share repurchase program that began in February 2005. The company used the balance of its free cash flow to temporarily reduce debt. Through the end of the second quarter, the company has spent $22.4 million to repurchase 1.08 million shares, leaving $27.6 million remaining under the repurchase authorization. The company anticipates spending a total of approximately $20 million to repurchase shares in 2006.
    "We are on track with our full-year guidance of cash flow from operating activities of $27 to $30 million, having banked $13.4 million of cash flow from operating activities in the first half of 2006," Feldman said.

    2006 Second Quarter and First Half Results

    Sales and revenues for the second quarter were $45.1 million, down from $50.3 million last year. For the first six months, sales and revenues were $87.7 million, down from $99.8 million in 2005.
    The majority of the decline in revenue in both periods was due to lower replacement part sales and product royalties as a result of the company's withdrawal from the exhaust manufacturing and distribution business during the second half of 2005.
    Franchise royalties and license fees were $16.9 million for the second quarter and $32.1 million for the first half, compared to $17.3 million and $32.8 million, respectively, last year. The decline in franchise royalties for the quarter is a result of lower retail sales in the U.S. Midas system, while the decline for the six-month period is due to comparing this year's results to the effects of a one-time positive adjustment in Canadian royalties in 2005. Real estate revenues were $9.1 million for the quarter and $18.2 million for the first six months, compared to $8.9 million and $17.9 million for the same periods a year ago.
    Retail sales at Midas' 74 company-owned shops in the United States were $10.5 million for the second quarter and $20.0 million for the first half, up from $9.6 million and $18.7 million, respectively, in 2005. Comparable shop retail sales in company shops were up 0.5 percent in the second quarter. There were four additional company shops in operation for the quarter this year compared to 2005. These shops were acquired from an exiting dealer.
    "Importantly, our company shop operation broke even for the quarter, compared to losses of $0.2 million in the first quarter of 2006 and $0.4 million in the second quarter last year," Feldman said. "Company shops are on target to break even for all of 2006 and to be profitable in 2007."
    Replacement part sales and product royalties were $7.7 million for the quarter and $15.5 million for the first half, down from $13.6 million and $28.8 million for the same periods last year, reflecting the company's exit from the exhaust distribution business.
    Selling, general and administrative (SG&A) expenses were $22.2 million for the quarter and $44.4 million for the first six months, compared to $23.0 million and $45.5 million for the same periods in 2005. This year's SG&A for the second quarter and first six months includes $0.6 million and $1.1 million, respectively, for the expensing of stock options under SFAS 123R.
    "We committed to a total SG&A target of $85 million for 2006, excluding the cost of SFAS 123R. We are on track to meet that commitment which represents a $6.0 million reduction from the 2005 level," Feldman said.
    Midas reported operating income of $6.3 million for the second quarter and $14.4 million for the first half, compared to an operating loss of $2.0 million in the second quarter and operating income of $4.5 million for the first half last year. Operating margin was 14 percent for the quarter and 16.4 percent for the first half. Excluding the convention expenses and business transformation charges, operating margin was 18.2 percent for the quarter and 18.7 percent for the first half.
    The 2005 operating results included exhaust-related special charges of $9.5 million in the second quarter and $9.6 million in the first half.
    Interest expense for the second quarter was $2.3 million and $4.5 million for the first six months, compared to $2.5 million for the second quarter and $5.0 million for the first six months in 2005. The company's bank debt was $60.7 million at the end of the second quarter.
    Midas recorded income tax expense of $1.6 million for the quarter. The company does not expect to pay a significant amount of income tax until the end of the decade because of net operating loss carry forwards of approximately $110 million generated in prior years.

    2006 Outlook

    Feldman said that because of continuing softness in the retail market, Midas has adjusted its projections for 2006 revenues to $177 million from $180 million and expects full-year operating income to be in the lower half of its previously announced range of $29 to $31 million, excluding the effects of exhaust-related operating losses, restructuring charges, incremental SFAS 123R expenses and gains on asset sales.
    "We believe that system sales will improve in the second half, because of our stronger promotional focus on brakes and as motorists again seek the automotive repairs and services they have deferred in recent months as a result of high fuel prices," Feldman said. "We will continue our cost-control efforts to meet or exceed our target of a $6 million reduction in expenses in 2006."
    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

    RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

    The company presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the second quarters of fiscal 2006 and 2005 in a manner that may provide for more meaningful year-on-year comparisons of the company's core operating performance, including the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
    The company has been undergoing a multi-year business transformation process which has led to the closing or divestiture of unprofitable businesses. This included the 2002 decision to dispose of Parts Warehouse, Inc. ("PWI") locations, the 2003 decision to outsource the distribution of Midas-brand products and close all but one of the company's regional distribution centers, and the 2004 decision to exit exhaust manufacturing and distribution. The company has also agreed to contribute to a system-wide image upgrade program that will change the interior and exterior of Midas shops in North America. Each of these actions was a distinct and separate non-recurring transaction, and their magnitude required that they be done sequentially rather than simultaneously. In addition, the relevant accounting literature during this period, including EITF 94-3 and SFAS No. 146, required that certain of the costs be accrued over time rather than taken up-front. This led to restructuring charges in fiscal 2002 through fiscal 2006.
    Because the amount of these restructuring charges has varied significantly from quarter to quarter, the company believes it is important for the financial statement reader to understand the operating performance of the company without these items. This allows for more meaningful year-on-year comparisons of the core business that remains at the conclusion of these restructuring activities.
    The company has also elected to reflect the impact of the adoption of SFAS No. 123R (Share-Based Payment) as well as the one-time cost of its 50th anniversary convention as these items were new for fiscal 2006 and affect comparability.
    The company believes investors may find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period. This is further supported by the following facts:

    -- Published third party analyst estimates of earnings exclude certain of these items;

    -- Financial covenants under the company's bank agreements have been and continue to be measured based upon operating performance without certain of these items; and

    -- Awards under the company's incentive compensation plans are calculated based on targets and actual earnings that exclude certain of these items.

    The company's reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

    FORWARD LOOKING STATEMENTS AND RISK FACTORS

    This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors.
    Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report of Form 10-K.


                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                              For the quarter     For the six months
                             ended fiscal June     ended fiscal June
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (26 weeks) (26 weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $16.9      $17.3      $32.1      $32.8
  Real estate revenues           9.1        8.9       18.2       17.9
  Company-operated shop
   retail sales                 10.5        9.6       20.0       18.7
  Replacement part sales
   and product royalties         7.7       13.6       15.5       28.8
  Other                          0.9        0.9        1.9        1.6
                           ---------- ---------- ---------- ----------
    Total sales and
     revenues                   45.1       50.3       87.7       99.8
                           ---------- ---------- ---------- ----------
Cost of sales and revenues:
  Real estate cost of
   revenues                      5.7        5.6       11.3       11.2
  Company-operated shop
   cost of sales                 2.5        2.3        4.7        4.4
  Replacement part cost of
   sales                         6.4       11.1       12.9       22.8
  Warranty expense               1.6        1.9        2.9        3.7
  Business transformation
   charges (inventory
   write-down)                    --        4.1         --        4.1
                           ---------- ---------- ---------- ----------
    Total cost of sales
     and revenues               16.2       25.0       31.8       46.2
                           ---------- ---------- ---------- ----------

    Gross profit                28.9       25.3       55.9       53.6

Selling, general, and
 administrative expenses        22.2       23.0       44.4       45.5
Gain on sale of assets            --      ( 1.1)     ( 3.4)     ( 1.9)
Business transformation
 charges                         0.4        5.4        0.5        5.5
                           ---------- ---------- ---------- ----------

    Operating income (loss)      6.3      ( 2.0)      14.4        4.5

Interest expense               ( 2.3)     ( 2.5)     ( 4.5)     ( 5.0)
Other income, net                0.2        0.3        0.5        0.6
                           ---------- ---------- ---------- ----------

    Income (loss) before
     income taxes                4.2      ( 4.2)      10.4        0.1
Income tax expense
 (benefit)                       1.6      ( 1.7)       4.0         --
                           ---------- ---------- ---------- ----------

    Net income (loss)           $2.6     $( 2.5)      $6.4       $0.1
                           ========== ========== ========== ==========

Earnings (loss) per share:
  Basic                        $0.17    $( 0.16)     $0.42      $0.00
                           ========== ========== ========== ==========
  Diluted                      $0.17    $( 0.16)     $0.41      $0.00
                           ========== ========== ========== ==========

Average number of shares:
  Common shares outstanding     15.2       15.8       15.2       15.8
  Common stock warrants          0.1        0.1        0.1        0.1
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               15.3       15.9       15.3       15.9
  Equivalent shares on
   outstanding stock awards      0.4         --        0.4        0.7
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             15.7       15.9       15.7       16.6
                           ========== ========== ========== ==========


Capital expenditures            $0.8       $0.4       $1.5       $1.0
                           ========== ========== ========== ==========


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                                  Fiscal      Fiscal
                                                   June      December
                                                   2006       2005
                                                ----------- ----------
                                                (Unaudited)
Assets:
Current assets:
  Cash and cash equivalents                           $1.3       $1.4
  Receivables, net                                    33.5       33.5
  Inventories, net                                     3.4        6.8
  Deferred income taxes                                7.4        9.1
  Prepaid assets                                       3.8        3.3
  Other current assets                                 3.0        3.2
                                                ----------- ----------
    Total current assets                              52.4       57.3
Property and equipment, net                          100.5      104.6
Intangible assets                                      1.6         --
Deferred income taxes                                 58.0       59.5
Other assets                                          17.6       17.8
                                                ----------- ----------
    Total assets                                    $230.1     $239.2
                                                =========== ==========
Liabilities and equity:
Current liabilities:
  Current portion of long-term obligations            $1.9       $1.9
  Accounts payable                                    13.3       13.6
  Accrued expenses                                    27.3       31.7
                                                ----------- ----------
    Total current liabilities                         42.5       47.2
Long-term debt                                        60.7       65.0
Obligations under capital leases                       3.6        4.1
Finance lease obligation                              34.4       35.9
Accrued warranty                                      30.5       30.7
Other liabilities                                      5.8        6.8
                                                ----------- ----------
    Total liabilities                                177.5      189.7
                                                ----------- ----------
Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million and 17.7
  million shares issued) and paid-in capital          11.7       19.8
  Treasury stock, at cost (2.1 million shares
   and 2.0 million shares)                           (45.3)     (45.0)
  Unamortized restricted stock awards                   --       (4.2)
  Retained income                                     87.5       81.1
  Cumulative other comprehensive loss                 (1.3)      (2.2)
                                                ----------- ----------
    Total shareholders' equity                        52.6       49.5
                                                ----------- ----------
    Total liabilities and shareholders' equity      $230.1     $239.2
                                                =========== ==========



    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016